CFM Technologies, Inc.

March 28, 1991

Mr. Roger Carolin
CFM Technologies
1380 Enterprise Drive
West Chester, PA 19380



RE: CFM Technologies, Inc. (the "Company") Grant of Non-qualified Stock Option

Dear Roger:

    The Company is pleased to advise you that its Board has granted to you a stock option (an "Option"), as provided below, under the CFM Technologies, Inc. 1992 Employee Stock Option Plan (the "Plan"), a copy of which is attached hereto. This option is in lieu of the option granted in your March 28, 1991 letter and agreed to by the Company.

    1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

          (a) "Board" shall mean the Board of Directors of the Company.

          (b) "Cause" shall mean (i) your theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company, your perpetration or attempted perpetration of fraud, or your participation in a fraud or attempted fraud, on the Company or your unauthorized appropriation of, or your attempt to misappropriate, any tangible or intangible assets or property of the Company, (ii) any act or acts of disloyalty, misconduct or moral turpitude by you injurious to the interest, property, operations, business or reputation of the Company or your conviction of a crime the commission of which results in injury to the Company, or (iii) your failure or inability to carry out effectively your duties and obligations to the Company or to participate effectively and actively in the management of the Company, as determined in the reasonable judgment of the Board.

          (c) "Common Stock" shall mean the Company's Common
Stock, no par value per share, or, in the event that the outstanding Common Stock is hereafter changed into or exchanged for different stock or securities of the Company, such other stock or securities.

          (d) "Code" shall mean the Internal Revenue Code of
1986, as amended, and any successor statute.

          (e) "Committee" shall mean the Executive Compensation and Stock option Committee, or such other committee of the Board which may be designated by the Board to administer the Plan. The Committee shall be composed of two or more directors as appointed from time to time to serve by the Board.

          (f) "Company" shall mean CFM Technologies, Inc., a
Pennsylvania business corporation, and any subsidiary corporation of CFM Technologies, Inc. as such term is defined in Section
425(f) of The Code.

          (g) "Disability" shall mean your inability,due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively your duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined in the reasonable judgment of the Board.

          (h) "Employment Period" shall mean the period of time which you are employed by the Company.

          (i) "Fair Market Value" of the Common Stock shall be determined by the Committee or, in the absence of the Committee, by the Board.

          (j) "Option Shares" shall mean (i) all shares of Common Stock issued or issuable upon the exercise of the option and (ii) all shares of Common Stock issued with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Stock. Option Shares will continue to be Option Shares in the hands of any holder other than you (except for the Company or the Founders Stockholders and, to the extent that you are permitted to transfer Option Shares pursuant to paragraph (14) or (16) hereof, purchasers pursuant to a public offering under the Securities Act), and each such transferee thereof will succeed to the rights and obligations of a holder of option Shares hereunder.

          (k) "Founders Stock" shall mean the Common Stock subject to the Buy/Sell Agreement between the Company and certain
Shareholders dated 11/1/91, a copy of which is attached hereto.

          (1) "Public Offering" means a public offering and sale of Common Stock to the public pursuant to an effective registration statement under the Securities Act.

          (m) "Sale of the Company" shall mean a merger or consolidation effecting a change in control of the Company, a sale of all or substantially all of the Company's assets or a sale of all of the Company's outstanding voting securities.

          (n) "Securities Act" shall mean the Securities Act of
1933, as amended, and any successor statute.

          (o) "Subsidiary" means with respect to any Person, any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by such Person either directly or indirectly through Subsidiaries.

    2.   Option.

          (a) Terms. Your Option is to purchase up to 48,000 shares of Common Stock (the "Option Shares") at an option price per share of $8.00 (the "Exercise Price"), payable upon exercise as set forth in paragraph 2(b) below. Your option will expire at the close of business on the last day of the month which ends the ten year period beginning with the date of this letter (the "Expiration Date"), subject to earlier expiration in connection with the termination of your employment or your death as provided in paragraph 4(b) below. Your Option is intended to be an "incentive stock option" within the meaning of section 422A of the Code.

           (b) Payment of Option Price.- Subject to paragraph 3 below, your Option may be exercised in whole or in part upon payment of an amount (the "Option Price") equal to the product of
(i) the Exercise Price multiplied by (ii) the number of option Shares to be acquired. Payment shall be made in cash (including check, bank draft or money order) or, in the discretion of the Committee, by delivery of a promissory note (if in accordance with policies approved by the Board).

     3. Exercisability Following Employment Termination. If your employment with the Company terminates prior to the Expiration Date for reasons other than Cause, your Option will be fully exercisable as otherwise set forth in this Agreement except that the Company shall have the absolute right in its discretion to purchase your option within thirty days of the date your employment terminates at a price per share which is equal to the difference between the Exercise Price and the Fair Market Value at the date that the Company exercises its right. If the Company does not choose to exercise its right, the Employee may continue to hold the option until the Expiration Date and, if the Employee exercises the Option, the shares received shall be subject to the same restrictions and rights of redemption to which the shareholders who purchase shares pursuant to the private offering dated March 28, 1989 are subject and entitled.

     4. Expiration of Option. In no event shall any part of your option be exercisable after the Expiration Date set forth in paragraph 2(a) above.

     5   Procedure for Exercise.  You may exercise all or any
portion of your Option, at any time and from time to time prior to its expiration, by delivering written notice to the Company (to the attention of the Company' a Secretary) together with payment of the Option Price in accordance with the provisions of paragraph 2(b) above.

     6. Securities Laws Restrictions and Other Restrictions on Transfer of Option Shares. You represent that when you exercise your option you will be purchasing Option Shares for your own account and not on behalf of others. You understand and acknowl edge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Option Shares unless your offer, sale or other disposition thereof is registered under the Securities Act and state securities laws, or in the opinion of the Company's counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. You agree that you will not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other state or federal law. You further understand that the certificates for any Option Shares you purchase will bear such legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

     7. Non-Transferability of Option. Your option is personal to you and is not transferable by you other than by Will or the laws of descent and distribution. During your lifetime only you (or your guardian or legal representative) may exercise your option. In the event of your death, your Option My be exercised only (i) by the executor or administrator of your estate or the person or persons to whom your rights under the option shall pass by Will or the laws of descent and distribution and (ii) to the extent that you were entitled thereunder at the date of your death.

     8. Conformity with Plan. Your Option is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all the terms of this Agreement and the Plan.

     9. Withholding of Taxes. The Company shall be entitled, if necessary or desirable, to withhold from you from any amounts due and payable by the Company to you (or secure-payment from you in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Option Shares issuable under this Plan, and the Company may defer such issuance unless indemnified by you to its satisfaction.

    10.  Adjustments.

          (a) In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the shares of Common Stock, the Board or the Committee may, in order to prevent the dilution or enlargement of rights under your Option, make such adjustments in the number and type of shares authorized by the Plan, the number and type of shares covered by your option and the Exercise Price specified herein as may be determined to be appropriate and equitable.

          (b) The issuance by the Company of shares of stock of any class, or options or securities exercisable or convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale, or upon the exercise or conversion of other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to any Options.

     11. Right to Purchase Option Shares Upon Your Termination of Employment.

          (a) Repurchase of Option Shares. If your employment with the Company shall terminate for any reason whatsoever, including your death, Disability, resignation or termination (the date on which such termination occurs being referred to as the "Termination Date"), then the Company shall have the option to repurchase all or any part of the Option Shares issued or issuable upon exercise of your Option, whether held by you or by one or more of your transferees, at the price determined in accordance with the provisions of paragraph 12 hereof (the "Repurchase Option").

          (b)  Repurchase by Company.   The Company may elect to
purchase all or any portion of the option Shares by delivery of written notice (the "Repurchase Notice") to you or any other holders of the option Shares within 90 days after the Termination Date. The Repurchase Notice shall set forth the number of Option Shares to be acquired from you and such other holder(s), the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. The number of Option Shares to be repurchased by the company shall first be satisfied to the extent possible from the Option Shares held by you at the time of delivery of the Repurchase Notice. If the number of option Shares then held by you is less than the total number of Option Shares the Company has elected to purchase, then the Company shall purchase the remaining shares elected to be purchased from the other holders thereof, prorate according to the number of shares held by each such holder at the time of delivery of such Repurchase Notice.

          (c) Repurchase by Founders Stockholders. If for any reason the Company does not elect to purchase all of the Option Shares pursuant to the Repurchase Option, then the Founders Stockholders (other than you) shall be entitled to exercise the Company's Repurchase Option in the manner set forth in paragraph 11(a) for all or any portion of the number of Option Shares the Company has not elected to purchase (the "Available Shares"). As soon as practicable after the Company has determined that there will be Available Shares, but in any event within 90 days after the Termination Date, the Company shall deliver written notice (the "Option Notice") to the Founders Stockholders setting forth the number of Available Shares and the price for each Available Share. Each Founders stockholder may elect to purchase any number of Available Shares by delivering written notice to the Company within 20 days after receipt of the Option Notice from the Company. If more than one Founders Stockholder elects to purchase the Available Shares and such elections exceed the number of Available Shares, the number of Available Shares to be purchased by the electing Founders Stockholders will be allocated among them pro rate based upon their relative percentage ownership of Original Stock as set forth in paragraph 1 hereof. As soon as practicable, and in any event within five days after the expiration of such 20-day period, the Company shall notify you and any other holder(s) of Option Shares as to the number of Option Shares being purchased from you by the Founders stockholders (the "Supplemental Repurchase Notice"). At the time the Company delivers the supplemental Repurchase Notice to you and such other holder(s) of Option Shares, the Founders Stockholders shall also receive written notice from the Company setting forth the number of shares it is entitled to purchase, the aggregate purchase price and the time and place of the closing of the transaction.

          (d) Closing of Repurchase of Option Shares. The purchase of Option Shares pursuant to this paragraph 11 will be closed at the Company's executive offices within 20 days after the expiration of the 120-day period referred to in paragraph 11(b). At the closing, The purchaser or purchasers shall pay the purchase price in the manner specified in paragraph 12(b) and you and any other holders of Option Shares being purchased shall deliver the certificate or certificates representing such shares to the purchaser or purchasers or their nominees, accompanied by duly executed stock powers. Any purchaser of Option Shares under this paragraph 11 shall be entitled to receive customary representations and warranties from you and any other selling holders of Option Shares regarding the sale of such shares (including representations and warranties regarding good title to such shares, free and clear of any liens or encumbrances).

12. Purchase Price Option Shares.

          (a) Purchase Price. In the event you cease to be employed by the Company for any reason other than termination for Cause and you have not violated any of the provisions of paragraphs 17, 18 and 19 hereof, the purchase price per share to be paid for the Option Shares purchased by the Company and the Founders Stockholders pursuant to paragraph 12 shall be equal to the Fair Market Value of such Option Shares as of the Termination Date. In the event you are discharged for Cause or if you have violated any of the provisions of paragraphs 17, 18 and 19 hereof, the purchase price to be paid for the Option Shares shall be equal to The lesser of the Exercise Price and the Fair Market Value of such Option Shares as of the Termination Date.

          (b) Manner of Payment. If the Company elects to purchase all or any part of the Option Shares, including Option Shares held by one or more transferees, the Company shall pay for such shares: (i) first, by certified check or wire transfer of funds to the extent such payment would not cause the Company to violate the Business corporation law of the Commonwealth of Pennsylvania and would not cause the Company to breach any agreement to which it is a party relating to the indebtedness for borrowed money or other material agreement; and (ii) thereafter, with a subordinated promissory note of the Company. Such subordinated promissory note shall bear interest at the applicable federal rate as defined under the Code (which shall be payable annually in cash unless otherwise prohibited), shall have all principal payment due on the fifth anniversary of the date of issuance and shall be subordinated on terms and conditions satisfactory to the holders of the Company's indebtedness for borrowed money. If any Founders Stockholders elect to purchase all or any portion of the Available Shares, such Founders Stockholders shall pay for that portion of such Option Shares by certified check or wire transfer of funds.

13. Restrictions on Transfer.

          (a) Transfer of Option Shares. You will not sell, pledge or otherwise transfer any interest in any Option Shares except pursuant to the provisions of paragraph 12 or 15 hereof ("Exempt Transfers") and except pursuant to the provisions of this paragraph 13. At least 30 days prior to making any transfer other than an Exempt Transfer, you will deliver a written notice (the "Sale Notice") to the Company and the Founders Stockholders. The Sale Notice will disclose in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the proposed transfer. You agree not to consummate any such transfer until 30 days after the Sale Notice has been delivered to the Company and the Founders Stockholders, unless the parties to the transfer have -been finally determined pursuant to this paragraph 13 prior to the expiration of such 30-day period. (The date of the first to occur of such events is referred to herein as the "Authorization Date").

          (b) First Refusal Rights. The Company may elect to purchase all (but not less than all) of the Option Shares to be transferred by you upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to you within 20 days after the receipt of the Sale Notice by the Company. If the Company has not elected to purchase all of the Option Shares to be transferred, than the Founders Stockholders may elect to purchase all (but not less than all) of the option Shares to be transferred upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to you within 30 days after the receipt of the Sale Notice by the Founders Stockholder. My person who has the right to acquire Option Shares pursuant to this paragraph 13(b) will be given up to 30 days (after it has been determined that such person has such right) to consummate the purchase and sale of Option Shares. If more than one Founders Stockholder elects to purchase the Option Shares specified in the Sale Notice end such elections exceed the number of remaining shares, then the number of Option Shares to be purchased by the electing Founders Stockholders will be allocated among them pro rata based upon their relative percentage ownership of original Stock as set forth in paragraph 1 hereof. If neither the Company nor any Founders Stockholder has elected to purchase all of the Option Shares specified in the Sale Notice, you may transfer the Option Shares specified in the Sale Notice at a price and on the terms no more favorable to the transferee(s) thereof than specified in the Sale Notice during the 60--day period immediately following the Authorization Date. Any Option Shares not transferred within such 60-day period will be subject to the provisions of this paragraph 13(b) upon subsequent transfer.

          (c) Certain Permitted Transfers. The restrictions contained in this paragraph 13 will not apply with respect to transfers of Option Shares (i) pursuant to applicable laws of descent and distribution or (ii) among your family group; provided that the restrictions contained in this paragraph will continue to be applicable to the Option Shares after any such transfer and the transferees of such Option Shares have agreed in writing to be bound by the provisions of this Agreement. Your "family - group" means your spouse and descendants.

          (d) Termination of Restrictions. The restrictions on the transfer of Option Shares set forth in this paragraph 13 will continue with respect to each option Share until the date on which such Option Share has been transferred in a transaction permitted by this paragraph (except in a transaction contemplated by paragraph 13(c); provided in any event the restrictions on transfers set forth in this paragraph 13 will terminate when the company has sold shares of its Common stock pursuant to a Public Offering.

14. Additional Restrictions on Transfer.

          (a) Restrictive Legend. The certificates representing the Option Shares will bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON ____________ HAVE NOT BEEN REGISTERED UNDER TILE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN OPTION AGREEMENT BETWEEN THE COMPANY AND ROGER CAROLIN DATED AS OF ___________, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

          (b) Option of Counsel. You may not sell, transfer or dispose of any option Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Securities Act or any applicable state securities law is not required in connection with such transfer.

          (c) Holdback. You agree not to effect any public sale or distribution of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180 days after the effectiveness of any underwritten registration, except as part of such underwritten registration if otherwise permitted.

15. Sale of the company.

          (a) Consent to Sale of Company. If the Board and the holders of a majority of the Company's Common Stock then outstanding approve the sale of the Company to an independent third party (whether by merger, consolidation, sale of all or substantially all of its assets or sale of all of the outstanding Common Stock) (the "Approved Sale"), you will consent to and raise no objections against the Approved Sale of the Company, and if the Approved Sale of the Company is structured as a sale of stock, you will agree to sell all of your Option Shares and rights to acquire Option Shares on the terms and conditions approved by the Board and the holders of a majority of the Common Stock then outstanding. You will take all necessary and desirable actions in connection with the consummation of the Approved Sale of the Company. For purposes of this paragraph 15, an "independent third party" is any person who does not own in excess of 5% of the Company's Common Stock on a fully-diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of the Company' s Common Stock and who is not the spouse, ancestor or descendant (by birth or adoption) of such 5% owner of the Company's Common Stock.

          (b) Purchaser Representative. If the Company or the holders of the Company's securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), you will, at the request of the Company, appoint a purchase representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If you appoint the purchase representative designated by the Company, the Company will pay the fees of such purchaser representative, but if you decline to appoint the purchaser representative designated by the Company, you will appoint another purchaser representative (reasonably acceptable to the Company), and you will he responsible for the fees of the purchaser representative so appointed.

          (c) Termination of Restrictions. The provisions of this paragraph 15 will terminate when the Company has sold shares of its Common Stock pursuant to a Public Offering.

     16. Voting Agreement. Until such time as the Company has effectuated a Public Offering, you agree to appoint members of the Committee as your proxy to vote your Option Shares and to authorize such proxies to vote such shares in the same manner as a majority of the Common Stock (excluding the Option Shares) is voted on any matter.

     17. Confidential Information. You acknowledge that the information, observations and data obtained by you while employed by the Company concerning the business or affairs of the Company, any of its affiliates or any Subsidiary ("Confidential Informa tion") are the property of the Company or such affiliate or Subsidiary, as the case may be. Therefore, you agree that you shall not disclose to any unauthorized person or use for your own account any Confidential information without prior written consent of the Board, unless and to the extent that the afore mentioned matters become generally known to and available for use by the public other than as a result of your acts or omissions to act. You shall deliver to the Company at the termination of your Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential information, Work Product (as defined in paragraph 18 below) or the business of the Company, any of its affiliates or any Subsidiary which you may then possess or have under your control.

      l8.  Inventions and Patents.   You agree that all
inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information which relates to the Company's, its affiliates' or any of its Subsidiaries' actual or anticipated semiconductor wet processing business, research and development or existing or future products or services and which are conceived, developed or made by you while employed by the company and/or its Subsidiaries ("Work Product") belong to the Company or such affiliate or Subsidiary, as the case may be. You will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such owner-ship (including, without limitation, assignments, consents, powers or attorney and other instruments).

    19.  Non-Compete, Non-Solicitation.

          (a) You acknowledge that in the course of employment with the Company you have become and will become familiar with the Company's trade secrets and with other confidential information concerning the Company, its affiliates, its subsidiaries and its predecessors and that your services have been and will be of special, unique and extraordinary value to the Company. Therefore, you agree that, during the Employment Period and for the two (2) years immediately thereafter (the "Non-Compete Period"), you shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries as such businesses exist or are in process on the date of the termination of Executive's employment, within any geographical area in which the Company, its affiliates or its Subsidiaries engage or plan to engage in such businesses. You further agree that during the Non-Compete Period you will not own or hold, directly or indirectly, any interest in any business in the semiconductor wet processing equipment industry except for interests in the Company or any of its Subsidiaries. Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

          (b) During the Non-compete Period, you shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company, any of its affiliates or any subsidiary to leave the employ of the Company or such affiliate or Subsidiary, or in any way interfere with the relationship between the company, any of its affiliates or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company, any of its affiliates or any subsidiary at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company, any of its affiliates or any Subsidiary to cease doing business with the Company or such affiliate or Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company, any of its affiliates or any Subsidiary.

          (c) You covenant and agree that, if you shall violate any of the covenants or agreements under this paragraph 19, (i) the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits that you directly or indirectly have realized and/or may realize as a result of, growing out of or in connection with any such violation and (ii) all severance payment, insurance or other benefits (if any) you are otherwise entitled shall cease; such remedies shall be in addition to and not in limitation of any injunctive relief or other rights or remedies that the Company is or may be entitled at law in equity or under this Agreement.

          (d)You hereby acknowledge that you have carefully read and considered the provisions of this paragraph 19 and, having done so, agree that the restrictions set forth in such paragraph 19 (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth in this paragraph 19) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors and other employees.

    20. Scope of Provisions. If at the time of enforcement of paragraph 17, 18 or 19 of this Agreement, a court holds that the restrictions stated here in are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

     21. Remedies. The parties hereto (and the Founders stockholders as third-party beneficiaries) will be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto (and any Founders stockholder as a third-party beneficiary) may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

    22. Amendment. Except as otherwise provided herein, any provision of this Agreement may be amended or waived only with the prior written consent of you and the Company; provided that no provision of paragraphs 11, 12, 13, 14, 15 or 21 or of this paragraph 22 may be amended or waived without the prior written consent of the Founders Stockholders owning a majority of the Original Stock held by all Founders Stockholders.

    23. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

    24. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

    25. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

    26. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     27. Governing law. The corporate law of Pennsylvania will govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of Pennsylvania.

    28. Notice. All notices, demands or other communications to he given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall he sent to you and to the Company and the Founders Stockholders at the addresses indicated below:

                        (a)  If to the Optionee:

                         Roger Carolin
                         __________________
                         __________________



                        (b)  If to the Company:

                         CFM Technologies, Inc.
                         1380 Enterprise Drive
                         West Chester, PA   19380
                         Attention:  President

                        (c)  If to the Founders Stockholders:

                         CFM Technologies, Inc.
                         1380 Enterprise Drive
                         West Chester, PA   19380
                         Attention: Christopher F. McConnell

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party

    29. Third-Party Beneficiary. The Company and you acknowledge that the Founders Stockholders are third-party beneficiaries under this Agreement.

    30. Entire Agreement. This Agreement constitutes the entire understanding between you and the Company, and supersedes all other agreements, whether written or oral, with respect to the acquisition by you of Common Stock of the Company.

    Please execute the extra copy of this Agreement in the space below and return it to the Company's Secretary at its executive offices to confirm your understanding and acceptance of the agreements contained in this Agreement.

                                   Very truly yours,

                                   CFM TECHNOLOGIES, INC.


                                   By:/s/Chris McConnell


          Enclosures:  1.  Extra copy of this Agreement
                       2.  Copy of the Plan


    The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.


Dated as of       OPTIONEE:

3/28/93             By:/s/ Roger Carolin
                    Roger Carolin